NASDAQ OMX(R) ABA Community Bank Index(SM) Related Derivative Products
                             Sub-License Agreement

THIS AGREEMENT, is made by and between First Trust Advisors L.P. ("Licensee"), whose principal offices are located at 120 East Liberty Drive, Suite 400 in Wheaton, Illinois 60187 (Licensee is a licensee of The NASDAQ OMX Group, Inc. ("NASDAQ OMX"), whose principal offices are located at One Liberty Plaza, 165 Broadway, New York, NY 10006 and American Bankers Association ("ABA"), whose principal offices are located at 900 Nineteenth Street, Suite 400, Washington, DC 20006), and First Trust NASDAQ(R) ABA Community Bank Index Fund ("Sub-Licensee"), whose principal offices are located at 120 East Liberty Drive, Suite 400 in Wheaton, Illinois 60187.

         WHEREAS, NASDAQ OMX possesses certain rights to the NASDAQ(R), OMX(R), NASDAQ OMX(R) names, registered trademarks, and other NASDAQ OMX trade names and service marks (the "NASDAQ OMX Marks"); and

         WHEREAS, ABA possesses certain rights to the American Bankers Association(R) and other ABA trade names, trademarks and service marks (collectively, the "ABA Marks"); and

         WHEREAS, NASDAQ OMX and ABA jointly own the NASDAQ OMX(R) ABA Community Bank Index(SM) Index ("Index") and each owns a different component of the Index name but have cross-licensed to one another the rights in their respective marks in connection with the Index name (collectively the "Marks"); and

         WHEREAS, NASDAQ OMX and ABA have jointly developed the eligibility and selection criteria and certain rules for the Index and jointly determine the components of the Index; and

         WHEREAS, NASDAQ OMX calculates, administers and disseminates the Index; and

         WHEREAS, NASDAQ OMX possesses certain data and certain information in relation to Index components (ticker symbol, price, total shares outstanding, market value, and corporate action information (collectively, the "Data")) necessary for the compilation of the Index; and

         WHEREAS, Licensee desires to use and NASDAQ OMX and ABA desire to license the right to use the Index as a benchmark or component of a pricing or settlement mechanism for the derivative product(s) noted in Attachment I attached hereto ("Derivative Products") to be issued by Licensee, and to reference the Index and related Marks solely in materials relating or referring to the Derivative Products; and

         WHEREAS, Licensee is legally authorized to issue, enter into, write, sell, redeem, purchase and/or renew ("Issue", "Issuing", or "Issuance") the Derivative Products as legally required under applicable law; and

         WHEREAS, NASDAQ OMX, ABA and Licensee have previously entered into a separate agreement concerning use of the Index and Marks in relating to certain Derivative Products ("License Agreement"); and

         WHEREAS, Sub-Licensee is either: (1) an affiliate or subsidiary under the control of Licensee which desires to use the Index as a component of a pricing or settlement mechanism for the Derivative Products; or (2) a necessary


{00013209.DOC; 2}
participant in a Derivative Product (e.g., a corporation Issuing a corporate bond with the Licensee as underwriter and utilizing the Index as a pricing component) Issued by Licensee or an authorized Sub-Licensee affiliate or subsidiary under the control of Licensee;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, Licensee and Sub-Licensee, intending to be legally bound, agree as follows:

Section 1. SCOPE OF SUB-LICENSE. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between Licensee, NASDAQ OMX and ABA relating to use of the Index and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of that License Agreement as if Sub-Licensee were the Licensee. Sub-Licensee agrees that NASDAQ OMX and/or ABA may exercise any rights against Sub-Licensee (including, for example, limitation of liability, indemnification, or audit rights) that NASDAQ OMX and ABA have against the Licensee to the same extent as if Sub-Licensee were directly contracting with NASDAQ OMX and ABA. Sub-Licensee agrees it will not assert against NASDAQ OMX and/or ABA any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification.

Section 2. NO FURTHER SUB-LICENSE. All references in the License Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from the License Agreement.

Section 3. TERM. The Term of this Sub-License Agreement automatically terminates, without Notice, if the Term of the License Agreement terminates for any reason.

Section 4. GENERAL PROVISIONS. Sections from 22, through and including, Section 28 of the License Agreement govern this Sub-License Agreement. All terms and definitions used in this Sub-License Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. LICENSEE HAS NO AUTHORITY TO WAIVE, RENEGOTIATE, OR FORGIVE ANY PROVISION OF THE LICENSE AGREEMENT AS IT APPLIES TO SUB-LICENSEE.

Section 5. REIMBURSEMENT. Sub-licensee agrees to reimburse Licensee for all License Fees paid by Licensee to Licensor under the License Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-License Agreement to be executed by their duly authorized officers.

First Trust Advisors L.P. ("Licensee")

By:      /s/ James A. Bowen
         ----------------------------------------
         James A. Bowen, President


Date:    June 30, 2009
         ---------------------------------



First Trust NASDAQ(R) ABA Community Bank Index Fund ("Sub-Licensee")

By:      /s/ James A. Bowen
         ----------------------------------------
         James A. Bowen, President


Date:    June 30, 2009
         ---------------------------------